FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity New York Municipal Trust II

Fund	Fidelity New York Municipal Money Market Fund
Trade Date	6/4/14
Settle Date	7/2/14
Security Name	NYS ENV FACS 14B 1% 05/15/15
CUSIP	64985HMN4
Price	100.755
Transaction Value	$ 2,680,083.00
Class Size	$ 87,545,000
% of Offering	3.038%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	Loop Capital Markets LLC
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Barclays Capital
Underwriting Members: (5)	BNY Mellon Capital Markets, LLC
Underwriting Members: (6)	Blaylock Beal Van, LLC
Underwriting Members: (7)	CastleOak Securities, L.P.
Underwriting Members: (8)	Citigroup
Underwriting Members: (9)	Estrada Hinojosa & Company, Inc.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	George K. Baum & Company
Underwriting Members: (12)	Goldman, Sachs & Co.
Underwriting Members: (13)	Guggenheim Securities, LLC
Underwriting Members: (14)	Janney Montgomery Scott LLC
Underwriting Members: (15)	Jefferies
Underwriting Members: (16)	KeyBanc Capital Markets Inc.
Underwriting Members: (17)	Lebenthal & Co., LLC
Underwriting Members: (18)	Mesirow Financial, Inc.
Underwriting Members: (19)	Morgan Stanley
Underwriting Members: (20)	Prager & Co., LLC
Underwriting Members: (21)	Ramirez & Co., Inc.
Underwriting Members: (22)	Raymond James
Underwriting Members: (23)	Rice Financial Products Company
Underwriting Members: (24)	RBC Capital Markets
Underwriting Members: (25)	Rockfleet
Underwriting Members: (26)	Roosevelt & Cross Incorporated
Underwriting Members: (27)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (28)	Stifel
Underwriting Members: (29)	The Williams Capital Group, L.P.
Underwriting Members: (30)	Wells Fargo Securities